EXHIBIT 99.1

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       [LOGO OF AMERICAN EXPRESS COMPANY]                                   [LOGO OF LOYALTY PARTNER]

FOR IMMEDIATE RELEASE

American Express to Expand International Customer Base
with Acquisition of Loyalty Partner

Deal creates leading global rewards and loyalty business

New York, NY, December 16, 2010 – American Express Company today announced it will acquire Loyalty Partner, a leading marketing services company best known for the loyalty program it operates in Germany, Poland and India. Loyalty Partner also provides market analysis, operating platforms and consulting services that help merchants grow their businesses.

The acquisition will deepen American Express’ merchant relationships in select international markets, add more than 34 million consumers to the company’s international customer base and expand its range of rewards and loyalty marketing services.

The acquisition is part of American Express’ drive to build and diversify its fee service revenues and expand its international presence. Joining American Express will help Loyalty Partner accelerate its entry into new international markets.

Through Loyalty Partner’s coalition program, loyalty cards are distributed to millions of cardholders who can earn points and enjoy discounts and exclusive benefits at thousands of merchant partner locations. Merchants fund the consumer offers and Loyalty Partner earns revenue from operating the platform and providing marketing support though its network of relationship managers.

 “The loyalty coalition model is growing rapidly in many parts of the world,” said Ed Gilligan, American Express Vice Chairman.  “Increasingly, consumer decisions about where to shop and how to pay are based on loyalty offerings, and Loyalty Partner is a premier player in this space.”

“We recognize that network scale, technology, marketing expertise and customer loyalty are keys to a new generation of mobile and location-based digital marketing services. With its state-of-the-art platform, rewards that serve as a virtual currency, outstanding management team, and large customer and partner base, we think Loyalty Partner will be an excellent complement to our existing businesses.”

"Loyalty Partner has a ten year history of success and continuous, impressive growth," said Alexander Rittweger, Loyalty Partner Founder and Chief Executive Officer. "Joining with American Express helps us to accelerate further our expansion into new, international markets and will allow us to drive even greater value to consumers and help our coalition partners grow their businesses.”

Loyalty Partner will become a subsidiary of American Express and will be part of the company’s International Consumer and Small Business Services group, led by its President, Douglas Buckminster. Alexander Rittweger will continue as Chief Executive Officer of Loyalty Partner.

The purchase, which is subject to regulatory approval, is expected to close in the first quarter of 2011. The transaction, which values the company at €496 (US $660) million, consists of an upfront cash purchase price of €425 (US $566) million and an additional €71 (US $94) million equity interest that will be held by Loyalty Partner’s management.  American Express will acquire that interest over the next five years at a value based on business performance.

UBS Investment Bank acted as sole financial advisor and Cleary, Gottlieb, Steen & Hamilton LLP acted as legal advisor to American Express.

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Financial Community/Media Conference Call Details – Live Audio Webcast
An investor and media conference call will be held at 10 am EST today to discuss the acquisition. A live audio webcast of the investor and media conference call will be available to the general public at http://ir.americanexpress.com. A replay of the conference call will also be available later today at the same Web site.

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About Loyalty Partner
Launched in 1998, Loyalty Partner offers expertise in all aspects of customer management, with more than 34 million cardholders and hundreds of partner companies across Germany, Poland and India. The company operates three subsidiaries including: PAYBACK, one of the leading multi-partner loyalty programs in Germany, designed to deliver value to consumers and generate additional revenue for partner companies; EMNOS, a specialist in-sight-based marketing consultancy for the retail sector; and Loyalty Partner Solutions, an information technology service provider that develops customized loyalty programs for companies.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

Information Related To Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the underlying assumptions related to the transaction proving to be inaccurate; unrealized events impacting the likelihood and timing of the completion of the transaction; the Company’s ability to exploit the assets to be acquired upon consummation of the transaction; and the Company's ability to execute its acquisition strategy including expanding to other countries, cross-selling and developing new products. A further description of such factors can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the three months ended March 31, June 30 and September 30, 2010, and the Company’s other reports filed with the SEC.

CONTACTS:
American Express

Media Contacts: Joanna Lambert, joanna.g.lambert@aexp.com, +1.212.640.9668 or Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951
Investors/Analysts Contacts: Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958 or Ron Stovall, ronald.stovall@aexp.com. +1.212.640.5574